                                                                   Exhibit 10.10

                           AMENDED AND RESTATED SUBORDINATED
                            COMPLETION LOAN AGREEMENT

                  THIS AMENDED AND RESTATED COMPLETION LOAN AGREEMENT is entered into on this 30th day of October, 1998, by and among JAZZ CASINO COMPANY, L.L.C., a Louisiana limited liability company (the "Company"), HARRAH'S OPERATING COMPANY, INC., a Delaware corporation, and HARRAH'S ENTERTAINMENT, INC., a Delaware corporation.

                                    RECITALS

                  A. Harrah's Jazz Company, a Louisiana general partnership ("HJC"), filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on November 22, 1995, which case is now pending in the United States Bankruptcy Court for the Eastern District of Louisiana, Case No. 95-14545.

                  B. HJC has submitted, and the United States Bankruptcy Court for the Eastern District of Louisiana has confirmed, the Plan (as defined herein).

                  C. As contemplated by the Plan, the Company has succeeded to all the rights and obligations of HJC under that certain Completion Loan Agreement dated as of October 12, 1994, as amended by that certain First Amendment to the Completion Loan Agreement dated as of November 8, 1994, by and among HJC, HOCI (formerly known as Embassy Suites, Inc.), HET (formerly known as The Promus Companies Incorporated), Harrah's New Orleans Investment Company, a Nevada corporation, New Orleans/Louisiana Development Corporation, a Louisiana corporation, Grand Palais Casino, Inc., a Delaware corporation and Grand Palais Management Company, L.L.C., a Delaware limited liability company (the "Prior Completion Loan Agreement").

                  D. The Plan requires the amendment and restatement of the Prior Completion Loan Agreement in its entirety in accordance with the terms hereof.

                  E. The parties hereto desire to amend and restate the Prior Completion Loan Agreement on the terms and conditions set forth herein.

                                    AGREEMENT

                  NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Definitions. Each of the following terms when used herein shall have the following defined meanings:

                  Affiliate. "Affiliate" shall mean as to any Person the affiliates of whom are relevant for purposes of any provisions of this Agreement, (i) any corporation, partnership, limited liability company, unincorporated association, joint venture, trust or individual controlled by, under common control with, or which controls, directly or indirectly, such Person, and
(ii) a trust of which the Person, or a direct or indirect shareholder of such Person, is a trustee, or which has as its principal beneficiaries such Person, or any direct or indirect shareholder of such Person, or members of the immediate family of such direct or indirect shareholder or other Person. For purposes hereof, shares or other ownership interests held by a trust shall be deemed to be owned pro-rata by the beneficiaries of such trust.

                  Agreement. "Agreement" shall mean this Amended and Restated Completion Loan Agreement.

                  Assignment of Contracts. "Assignment of Contracts" shall mean that certain Assignment of Contracts and Ancillary Rights of even date herewith attached hereto as Exhibit A and by this reference incorporated herein.

                  Available Cash Flow. "Available Cash Flow" shall mean Cash Flow remaining after payment or reserve, as the case may be, of all outstanding cash principal and interest (including, without limitation, Contingent Payments (as defined in the Indentures)), owing in respect of the New Bonds and the New Contingent Bonds, the Subordinated Credit Facility, the Convertible Junior Subordinated Debentures, and all amounts due and payable in respect of the Bank Debt.

                  Available Funds. "Available Funds" shall mean the amount of funds available to pay amounts required for completion of the Casino representing proceeds available to the Company from or under any and all equity contributions actually made to the Company, the Term Loans, the Subordinated Credit Facility, and the Convertible Junior Subordinated Debentures.

                  Available Proceeds of Major Capital Events. "Available Proceeds of Major Capital Events" shall mean Proceeds of Major Capital Events remaining after payment or reserve, as the case may be, of all outstanding principal and interest (including, without limitation, Contingent Payments (as defined in the Indentures)) owing in respect of the New Bonds and the New Contingent Bonds, the Subordinated Credit Facility, the Convertible Junior Subordinated Debentures, and all amounts due and payable in respect of the Bank Debt.

                  Bank Debt. "Bank Debt" shall mean the loans and letters of credit to be obtained by JCC on and after the effective date of the Plan pursuant to the Credit Agreement which shall include (a) term loans not to exceed Two Hundred Eleven Million Five Hundred Thousand Dollars ($211,500,000) in aggregate principal amount (the "Term Loans") and (b) a working capital facility (including revolving loans, swingline loans and letters of credit) in the amount of Twenty Five Million Dollars ($25,000,000) (the "Revolving Loan") and shall have such other terms and conditions as shall be set forth in the Bank Debt Documents.

                  Bank Debt Documents. "Bank Debt Documents" shall mean, collectively, the Credit Agreement, all guarantees and all other loan, security and other documents governing the terms and conditions of, or relating to, the Bank Debt.



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

                  Business Day. "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

                  Cash Flow. "Cash Flow" means all cash received by the Company from all sources (except Major Capital Events) remaining after payment of current expenses, liabilities, debts or obligations of the Company, including, without limitation, any payments due under the Lease or the Casino Operating Contract.

                  Casino. "Casino" shall mean the development and construction of the Casino consisting of a minimum of one hundred thousand (100,000) square feet of net gaming space, approximately fifteen thousand (15,000) square feet of multi-function, special event, food service and meeting room space on the first floor of the Casino, the Poydras tunnel area, a two hundred fifty (250) seat buffet on the first floor of the Casino and parking facilities and the Second Floor Shell Construction.

                  Casino Operating Contract. "Casino Operating Contract" shall mean that certain Casino Operating Contract between HJC and the LGCB dated as of July 15, 1994, as such contract may be modified pursuant to the Plan or from time to time by the parties thereto.

                  City. "City" shall mean the City of New Orleans.

                  Company. "Company" has the meaning set forth in the preamble to this Agreement.

                  Completion Budget. "Completion Budget" shall mean, collectively and separately, all costs of acquiring, designing, leasing, renovating, constructing, financing, equipping, furnishing, licensing and opening the Casino pursuant to one or more budgets for the Casino as approved by the Company in accordance with its Articles of Organization and Operating Agreement (as they may from time to time be modified).

                  Completion Guarantees. "Completion Guarantees" has the meaning set forth in Section 2(a) hereof.

                  Completion Guarantor Subordination Agreements. "Completion Guarantor Subordination Agreements" shall mean that certain Completion Guarantor Subordination Agreement entered into by and among HET, HOCI and Norwest Bank Minnesota, N.A. pursuant to the Indentures, that certain Completion Guarantor Subordination Agreement (Lenders) entered into by and among HET, HOCI and Bankers Trust Company pursuant to the Credit Agreement, and that certain Completion Guarantor Subordination Agreement entered into by and among HET, HOCI, and Norwest Bank Minnesota, N.A. pursuant to the indenture for the Convertible Junior Subordinated Debentures.

                  Completion Loan. "Completion Loan" has the meaning set forth in Section 2(b) hereof.



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

                  Completion Loan Documents. "Completion Loan Documents" shall mean this Agreement, the Assignment of Contracts, the Consent, the Entry Agreement, and any other documents executed and delivered by the parties hereto in connection with this Agreement.

                  Completion Loan Payment Date. "Completion Loan Payment Date" has the meaning set forth in Section 6(a) hereof.

                  Completion Loan Payment Obligations. "Completion Loan Payment Obligations" shall mean any Completion Loan and any interest thereon.

                  Consent. "Consent" shall mean that certain Consent and Attornment Agreement, of even date herewith attached as Exhibit B hereto and by this reference incorporated herein.

                  Construction Lien Indemnity Agreement. "Construction Lien Indemnity Agreement" shall mean that certain Amended and Restated Construction Lien Indemnity Agreement to be entered into by and among the Company, HOCI and First American Title Insurance Company.

                  Convertible Junior Subordinated Debentures. "Convertible Junior Subordinated Debentures" shall mean the Convertible Junior Subordinated Debentures due 2009 of the Company to be issued under the Plan in the aggregate principal amount of approximately Twenty Seven Million Dollars ($27,000,000).

                  Credit Agreement. "Credit Agreement" shall mean that certain Credit Agreement to be entered into by and among the Company, JCC Holding Company, as guarantor, Bankers Trust Company, as administrative agent, and certain lenders, pursuant to the Plan, as such agreement may be amended (including any amendment and restatement thereof), supplemented or modified from time to time, including any agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or a portion of the indebtedness under such agreement or any successor or replacement agreement, and whether by the same or any other agent, lender or group of lenders.

                  Debt. "Debt" shall mean: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable in the ordinary course of business; (iv) all obligations as lessee that are capitalized in accordance with generally accepted accounting principles; (v) all obligations to repay any bank or other Person in respect of amounts paid or available to be drawn under a letter of credit, banker's acceptance, surety, performance or appeal bond or similar instrument (each such obligation to be valued at the face amount of such instrument); and (vi) all obligations secured by a Lien or guaranteed by the Company.

                  Default. "Default" shall have the meaning set forth in Section 8(a) hereof.

                  Default Rate. "Default Rate" shall mean the Interest Rate plus two percent (2%), but in no event greater than the maximum rate permitted by applicable law.



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

                  Entry Agreement. "Entry Agreement" shall mean that certain Amended and Restated Entry Agreement among the Guarantors, the Company, the RDC and the City, a copy of which is attached hereto as Exhibit C and by this reference incorporated herein.

                  GAAP. "GAAP" shall mean United States generally accepted accounting principles as in effect on the date hereof.

                  General Development Agreement. "General Development Agreement" shall mean that certain Amended General Development Agreement by and among the RDC, City and Harrah's Jazz Company dated March 15, 1994, as assumed by the Company, and as further amended pursuant to the Plan.

                  Guarantors. "Guarantors" shall mean HOCI or HET or both.

                  HET. "HET" shall mean Harrah's Entertainment, Inc., a Delaware corporation, and its successors and assigns.

                  HJC. "HJC" shall have the meaning set forth in Recital A to this Agreement.

                  HOCI. "HOCI" shall mean Harrah's Operating Company, Inc., a Delaware corporation, and its successors and assigns.

                  Holder. "Holder" shall have the meaning set forth in
Section 16 hereof.

                  Indemnified Parties. "Indemnified Parties" shall mean HET and HOCI, and their officers, directors, corporate representatives, employees, lawyers and agents thereof.

                  Indentures. "Indentures" shall mean those certain Indentures entered into pursuant to the Plan, pursuant to which the Company has issued the New Bonds and the New Contingent Bonds, collectively, as such Indentures may be amended (including any amendment and restatement thereof) supplemented or modified from time to time, including any agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding subsidiaries of the Company as additional guarantors thereunder) all or a portion of the indebtedness under such Indentures or any successor or replacement indenture.

                  Interest Rate. "Interest Rate" shall mean a rate equal to the lower of (i) eight percent (8%) per annum, or (ii) the maximum rate permitted by applicable law.

                  Lease. "Lease" shall mean that certain lease by and between Celebration Park Casino, Inc., the RDC, and the City, as intervenor, dated as of April 27, 1993, as amended by that certain Amended Lease Agreement by and between the Company, the RDC and the City, as intervenor, dated as of March 15, 1994, as further amended pursuant to the Plan.

                  Lenders. "Lenders" shall mean the lenders of the Bank Debt.

                  LGCB. "LGCB" shall mean the Louisiana Gaming Control Board, or any successor entity.

                  Lien. "Lien" shall mean, with respect to any asset of the Company, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  Major Capital Event. "Major Capital Event" shall mean any borrowings or equity or debt financings (except short term borrowings in the ordinary course of business and any exercise of the HET Warrant (as defined in the Plan)) by the Company or otherwise relating to the Project (excluding any Debt incurred pursuant to this Agreement, the Subordinated Credit Facility, the Credit Agreement, the Convertible Junior Subordinated Debenture Documents (as defined in the Plan) or the Indentures), any sale of all or a substantial portion of the Company's assets (excluding dispositions of personal property and equipment in the ordinary course of business), any insured casualty loss or any condemnation or other involuntary conversion with respect to a substantial portion of the Company's assets (including losses covered by title insurance), or any revocation or breach by the LGCB under the Casino Operating Contract.

                  Management Agreement. "Management Agreement" shall mean that certain Second Amended and Restated Management Agreement entered into by and between the Manager and the Company pursuant to the Plan.

                  Manager. "Manager" shall mean Harrah's New Orleans Management Company, a Nevada corporation, and its successors and assigns.

                  Maturity. "Maturity" has the meaning set forth in Section 3 hereof. New Bonds.

                  "New Bonds" shall mean the Senior Subordinated Notes due 2009 with Contingent Interest of the Company to be issued under the Plan in the aggregate non-contingent principal amount, as of the date hereof, of One Hundred Eighty Seven Million Five Hundred Thousand Dollars ($187,500,000), as such instruments may be modified in accordance with the terms of the Indentures.

                  New Contingent Bonds. "New Contingent Bonds" shall mean the Senior Subordinated Contingent Notes due 2009 of the Company to be issued under the Plan, as such instruments may be modified in accordance with the terms of the Indentures.

                  Non-Qualified Person. "Non-Qualified Person" shall mean any Person that would, if associated with the Company or the Company's Affiliates or with either Guarantor, in the judgment of the Guarantors or any licensing authority, impair or cause the denial, suspension or revocation of any gaming registration, permit, license, right or entitlement or alcoholic beverage registration, permit, license, right or entitlement held or applied for by the Company, the Guarantors, or any Affiliate of the Guarantors or the Company.

                  Obligations. "Obligations" shall mean all principal and interest in respect of any Completion Loan and all other obligations pursuant to this Agreement and any interest thereon, all whether incurred or accrued before or after maturity or acceleration thereof.

                  Performance Bond. "Performance Bond" shall mean that certain Performance Bond entered into by and between the Company as the principal and Reliance Insurance Company and United States Fidelity and Guaranty Company, as the surety, pursuant to the Plan.

                  Performance Bond Indemnity Agreement. "Performance Bond Indemnity Agreement" shall mean that certain Performance Bond Indemnity Agreement entered into by and between HOCI, Reliance Insurance Company and United States Fidelity and Guaranty Company, pursuant to the plan, in respect of the Performance Bond.

                  Person. "Person" shall mean any individual, partnership, limited liability company, corporation, unincorporated association, joint venture, trust or other entity.

                  Phase I and II Construction. "Phase I and II Construction" shall have the meaning given in the General Development Agreement.

                  Plan. "Plan" shall mean that certain plan of reorganization of HJC confirmed by the United States Bankruptcy Court for the Eastern District of Louisiana for that certain case captioned In re Harrah's Jazz Company, Case No. 95-14545, as modified.

                  Prior Debt. "Prior Debt" shall mean all amounts owing in respect of the Bank Debt, the New Bonds and the New Contingent Bonds and any modifications, renewals, replacements or Refinancings of the Bank Debt, the New Bonds and the New Contingent Bonds permitted pursuant to Section 7(a) hereof.

                  Proceeds of Major Capital Event. "Proceeds of Major Capital Event" shall mean the net proceeds of any Major Capital Event after deducting any closing costs or expenses arising in connection with the Major Capital Event, Debt repaid or required to be repaid in connection with such Major Capital Event out of such proceeds, including, without limitation, pursuant to
Section 5 of the Indentures and the Mortgages (as defined in the Indentures), and any amounts reinvested in the Project or held in any escrow or other restricted accounts for investment in the Project, including without limitation, the deduction of any Contingent Payments under and as defined in the Indentures.

                  Project. "Project" shall mean any business conducted at or with respect to the Casino and such additional movable and immovable property as the Company may determine to lease or acquire, that is either located thereat or used in connection with or relates to the business of the Company and the Casino Operating Contract.

                  RDC. "RDC" shall mean the Rivergate Development Corporation, a Louisiana public benefit corporation.

                  Refinance. "Refinance" shall have the meaning set forth in
Section 7(a)(i) hereof.

                  Refinanceable Debt. "Refinanceable Debt" shall have the meaning set forth in Section 7(a)(i) hereof.

                  Refinancing. "Refinancing" shall have the meaning set forth in
Section 7(a)(i) hereof.

                  Refinancing Indebtedness. "Refinancing Indebtedness" shall have the meaning set forth in Section 7(a)(i) hereof.

                  Restricted Payments Covenants. "Restricted Payments Covenants" shall have the meaning set forth in Section 3 hereof.

                  Revolving Loan. "Revolving Loan" has the meaning set forth in the definition for "Bank Debt" herein.

                  Second Floor Shell Construction. "Second Floor Shell Construction" shall mean the shell construction of the second floor non-gaming space to the stage where it is ready for tenant improvement and build out for non-gaming entertainment purposes; provided that the build out of the tenant improvements and the occupancy and opening for business of such second floor non-gaming development shall not be a part of this phase and may occur after completion of the Casino and completion of such tenant improvements is not part of the Obligations.

                  Subordinated Credit Facility. "Subordinated Credit Facility" shall mean that certain Subordinated Loan Agreement entered into by and among the Company, HET and HOCI, pursuant to Section 6.2(i) of the Plan, pursuant to which HET and HOCI shall loan to the Company an original principal amount not to exceed Twenty Two Million Five Hundred Thousand Dollars ($22,500,000).

                  Substitute Holder. "Substitute Holder" has the meaning set forth in Section 16 hereof.

                  Term Loans. "Term Loans" has the meaning set forth in the definition for "Bank Debt" herein.

                  2. Completion Guarantees and Completion Loan

                           (a) COMPLETION GUARANTEES. The Guarantors have been
requested to enter into Completion Guarantees (collectively, the "Completion Guarantees," and individually, a "Completion Guarantee") for the purposes of (i) the New Bonds and the New Contingent Bonds, (ii) the General Development Agreement, (iii) the Casino Operating Contract, and (iv) the Credit Agreement.

                           (b) COMPLETION LOANS. The parties hereto agree that
any amounts (i) expended by the Guarantors pursuant to any of the Completion Guarantees or the Completion Loan Documents, which are not also expenditures under the Construction Lien Indemnity Agreement, or (ii) expended by the Guarantors pursuant to the Performance Bond Indemnity Agreement, in any event from any source, whether from their own funds or borrowings of a Guarantor, shall be a loan (each a "Completion Loan" and collectively, the "Completion Loans") from the Guarantors to the Company.



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

                           (c) Advance of Available Funds

                                    (i) The parties hereto hereby agree that at
such time that there is a demand, call, notice or requirement for performance of any Completion Guarantee, without any further action by the parties hereto the Guarantors shall be entitled to control the disbursement and use of all Available Funds and to apply such Available Funds to any and all costs required to complete the Casino. Without limiting the generality of the foregoing provision, at such time that there is a demand, call, notice or requirement for the Guarantors to expend any amounts in respect of any Completion Guarantee, the Guarantors shall be entitled to take any action to obtain the Available Funds without any further action or consent by the Company, including, without limitation, drawing and using any portion of the Terms Loans, the Subordinated Credit Facility, or the Convertible Junior Subordinated Debentures up to the total amount available thereunder, or taking any other action which the Guarantors reasonably determine to be necessary or helpful to obtain Available Funds to be applied to the cost to complete the Casino subject to the obligation to provide certain minimum cash and working capital availability as described in the Completion Guarantees.

                                    (ii) Subject to the terms of the Bank Debt
Documents, the parties hereto hereby agree that the Guarantors shall be entitled to draw on the Revolving Loan to fund the costs to be funded from the Project Account (as defined in the Credit Agreement). The Guarantors hereby agree as of the completion of Phase I and II Construction that they shall directly pay to the Lenders to reduce the outstanding amount of such Revolving Loan an amount equal to any amounts drawn on the Revolving Loan to fund any such costs to be funded from the Project Account (as defined in the Credit Agreement). On each such date, the Guarantors shall also reimburse the Company for all interest paid by the Company with respect to any such amounts drawn to fund the costs to be funded from the Project Account (as defined in the Credit Agreement) under the Revolving Loan. The parties hereto hereby agree that any amounts paid by the Guarantors to pay down the Revolving Loan, including any interest reimbursed to the Company pursuant to this Section 2(c)(ii) accrued at up to a maximum rate of eight percent (8%) per annum, shall be a Completion Loan under this Agreement. Any interest repaid pursuant to this Section 2(c)(ii) which is attributable to an interest rate greater than eight percent (8%) per annum shall not be a Completion Loan under this Agreement. Nothing herein shall limit the obligations of the Guarantors under the Completion Guarantees with respect to available working capital at the Casino.

                                    (iii) The Company hereby instructs the
Lenders to follow all instructions of the Guarantors with respect to the disbursement, withdrawal, management, or control, or notices in respect, of all or any portion of the Term Loans, the Subordinated Credit Facility, or the Convertible Junior Subordinated Debentures, effective upon receipt by the Lenders of notice from the Guarantors that there has been a demand, call, notice or requirement for performance of any Completion Guarantee until such time that all obligations of the Guarantors in respect of the Completion Guarantees have been fully satisfied.

                                    (iv) Subject to Section 2(c)(ii) hereof, the
Company hereby instructs the Lenders to follow all instructions of the Guarantors with respect to the disbursement, withdrawal, management or control of the Revolving Loan to the extent that additional funds are required to fund the costs to be funded from the Project Account (as defined in the Credit Agreement).

                           (d) Concurrently herewith:

                                    (i) the Company shall execute and deliver to
HET and HOCI an Assignment of Contracts and Ancillary Rights in the form of Exhibit A hereto; and

                                    (ii) each of the following parties shall
execute and deliver a Consent and Attornment Agreement in the form of Exhibit B hereto: (A) Centex Landis Construction Co., Inc. ("Centex") with respect to that certain Construction Agreement dated October 10, 1994 between Centex and the Company, as assignee of HJC, as amended on November 25, 1996, and as further amended on October 26, 1998 (B) Broadmoor with respect to that certain Construction Agreement dated October 10, 1994 between Broadmoor and the Company, as assignee of HJC, as amended by a settlement on October 15, 1996 and as further amended on October 21, 1998, (C) Perez Ernst Farnet/Modus, Inc., Architects and Planners ("Perez Ernst"), with respect to that certain Design Agreement dated January 15, 1995 (and effective November 15, 1994) between Perez Ernst and the Company, as assignee of HJC, and (D) Foxcor/Pearson PMG, LLC ("Foxcor"), with respect to that certain Program Management Agreement Concerning Phase II and III between Foxcor and the Company, as assignee of HJC; and

                                    (iii) the RDC, the City, HET and HOCI shall
execute and deliver the Entry Agreement in the form of Exhibit C hereto.

                  3. TERM OF OBLIGATIONS. All Completion Loans shall be due and payable in full on the date (the "Maturity") which is six (6) months following the maturity of the New Bonds and the New Contingent Bonds.

                  4. INTEREST RATE. Except as otherwise provided in Section 9(b) hereof, the outstanding principal amount of each Completion Loan shall bear interest at the Interest Rate from the date incurred until repayment in full.

                  5. ENTRY AGREEMENT. The rights of entry pursuant to the Entry Agreement and the rights of the Guarantors pursuant to Section 14(b) hereof may be exercised by the Guarantors at any time or from time to time following the date of this Agreement; provided that the Guarantors shall be liable to the Company for actual damages resulting from their willful misconduct or gross negligence in the exercise of such rights of entry. If such rights are exercised as a result of (i) any demand, call, notice or requirement for performance under any Completion Guarantee, or (ii) the Guarantors having determined in good faith that the cost of completing the Casino will materially exceed the Completion Budget or there will be a delay in the timely completion or opening of the Casino, the Guarantors' liability to the Company for actual damages arising from the exercise of their rights of entry pursuant to the Entry Agreement or their rights pursuant to Section 14(b) hereof shall be limited to actual damages of the Company for any claim of wrongful entry by the Guarantors, not to exceed Two Million Dollars ($2,000,000) unless such damages result from the

Guarantors' willful misconduct or gross negligence. Such good faith determination by the Guarantors pursuant to clause (ii) of this Section 5 may be based on, among other things, the occurrence of any of the following:

                           (a) a thirty (30) day delay in the construction
schedule with respect to the Casino which is reasonably believed by the Guarantors to have a materially adverse impact on the Completion Budget or the timely completion of the Casino;

                           (b) a cost overrun of more than Ten Million Dollars
($10,000,000) in the aggregate in any one or more line items of a construction budget for the Casino approved by the Company prior to a notice to proceed as given by the Company pursuant to the construction contracts for the Casino;

                           (c) a notice of default sent to the Company by any
contractor that has not been cured or withdrawn within ten (10) Business Days of such notice;

                           (d) the filing of a Lien by any contractor that is
not released and satisfied by the Company or not diligently and continuously defended by the Company, and, immediately upon the loss of any such defense, is not released and satisfied by the Company;

                           (e) the filing of any litigation that materially
jeopardizes the timely completion of the Casino and does not suspend or terminate the obligations of the Guarantors under the Completion Guarantees during the pendency of such litigation;

                           (f) a Default;

                           (g) the receipt of a notice of default under the
Casino Operating Contract, the General Development Agreement or the Lease, relating to the construction obligations of the Company; or

                           (h) the failure of the Company timely to file or
pursue any necessary regulatory approvals from the LGCB or any other state regulatory authorities necessary for opening the Casino.

                  6. Repayment of Completion Loan Payment Obligations

                           (a) APPLICATION OF AVAILABLE CASH FLOW AND AVAILABLE
PROCEEDS OF MAJOR CAPITAL EVENTS. Subject to the provisions of this Agreement and the Completion Guarantor Subordination Agreements, all outstanding Completion Loan Payment Obligations shall be paid in arrears on a quarterly basis on the first (1st) Business Day following the last day of each March, June, September, and December (each a "Completion Loan Payment Date") from, and only to the extent of, one hundred percent (100%) of Available Cash Flow for the month immediately preceding the applicable Completion Loan Payment Date. Subject to the provisions of this Agreement and the Completion Guarantor Subordination Agreements, upon the occurrence of a Major Capital Event other then the exercise of the HET Warrant by the Company, all Completion



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

Loan Payment Obligations then outstanding shall be reduced by application of one hundred percent (100%) of the Available Proceeds of Major Capital Event of such Major Capital Event.

                           (b) DEFERRAL PERIODS. During any period in which (i)
payment of the Completion Loan Payment Obligations is prohibited under the terms of the Credit Agreement or (ii) the Company has paid Fixed Interest in Secondary Securities (each term as defined in the Indentures) on the New Bonds pursuant to
Section 2.2(e) of the Indentures, the Company shall not be permitted to make any payment in respect of the Completion Loan Payment Obligations; provided, however, that interest shall continue to accrue at the Interest Rate on the Completion Loan Payment Obligations during any period in which the Company is not permitted to make payments pursuant to this Section 6(b) and such interest shall be added to the principal amount of the Completion Loan Payment Obligations.

                           (c) SUBORDINATION. All payments with respect to the
Obligations (whether to be made to HET, HOCI or any of their successors and assigns) shall be subject to the terms of (and subordinated in accordance with) the Completion Guarantor Subordination Agreements.

                           (d) RIGHT TO RECEIVE AUDIT REPORTS. So long as any
Completion Guarantee or any Obligation is outstanding, at the request of the
Guarantors:

                                    (i) The Company shall prepare and deliver to
the Guarantors, on or before the twentieth (20th) day of each month, a statement of all income and expenses in connection with the operation of the Casino on a line item basis for the prior month, which statement shall include a calculation of Available Cash Flow for the prior month and otherwise be in form satisfactory to the Guarantors.

                                    (ii) The Company shall deliver to the
Guarantors, on or before March 1 of each year a copy of its audited financial statement for the preceding calendar year. In the event such audited financial statement shows that Available Cash Flow for the preceding calendar year was different from the amount reported by the Company on a monthly basis, the amount of such difference shall be promptly applied to, or credited against, the Completion Loan Payment Obligations, as applicable.

                                    (iii) The Company shall maintain accurate
and complete books and records evidencing calculations of Available Cash Flow. The Guarantors shall have the right at any time upon reasonable notice to conduct an audit of the books and records of the Company upon which the Company's calculations of Available Cash Flow are based.

                  7. Covenants and Restrictions

                           (a) Covenants

                                    (i) The Company may incur any Debt or Lien
issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part (a "Refinancing", or as appropriate, to "Refinance") the Bank Debt, the New Bonds, or the New

Contingent Bonds ("Refinanceable Debt") in a principal amount not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount of the Refinanceable Debt so Refinanced, and (ii) if such Refinanceable Debt being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing plus, in either case, the lesser of the amount of premium actually paid at such time to Refinance the Refinanceable Debt and the stated amount of any premium required to be paid in connection with such a Refinancing pursuant to the terms of the Refinanceable Debt being Refinanced ("Refinancing Indebtedness".

                                    (ii) Except with respect to the New Bonds,
the New Contingent Bonds, the Bank Debt, the Subordinated Credit Facility, any lien arising in respect of the State Guarantor First Mortgage (as defined in the Management Agreement) and any Refinancing Indebtedness pursuant to Section 7(a)(i) hereof, any Debt or Lien incurred, modified, renewed or replaced by the Company shall be permitted only to the extent permitted by the Indentures as in effect on the Plan Consummation Date.

                                    (iii) The Company shall use all Available
Funds for the construction and development of the Casino.

                           (b) RESTRICTED ACTS. Except as permitted by the
Indentures, the Company shall not:

                                    (i) declare or make or become irrevocably
committed to make any redemption, acquisition or other manner of return of the capital invested in the Company by a shareholder;

                                    (ii) consolidate or merge with or into any
other entity;

                                    (iii)   dissolve the Company; or

                                    (iv) sell, lease or otherwise transfer or
dispose of, directly or indirectly, all or any substantial part of the property of the Company.

                           (c) MAINTENANCE OF SEPARATE ACCOUNTS, BOOKS AND
RECORDS. The Company and the Guarantors agree that:

                                    (i) separate accounts, books and records
shall be maintained with respect to (A) funds generated by, and available for, the operation of the Casino, including, without limitation, amounts drawn under the Revolving Loan, and (B) funds available to fund the costs of construction of the Casino, including, without limitation, any amounts necessary to fund any items to be funded from the Project Account (as defined in the Credit Agreement) and drawn under any or all of the Term Loans, the Revolving Loan (prior to the Termination of Construction Date (as defined in the Completion Guarantees) and subject to Section 2(c)(ii) hereof), the Convertible Junior Subordinated Debentures and the Subordinated Credit Facility. No funds held in respect of the operation of the Casino shall be commingled with any funds held to fund the costs of construction of the Casino; and

                                    (ii) within forty-five (45) days following
the Termination of Construction Date, the Company shall have its accountants audit its books and records maintained pursuant to Section 7(c)(i) hereof and all amounts expended to construct the Casino. If such audit determines that the amounts in the aggregate expended for the items to be funded from the Project Account (as defined in the Credit Agreement) through the Termination of Construction Date were in excess of the costs to be funded from the Project Account (as defined in the Credit Agreement), the Guarantors shall reimburse to the Company within fifteen (15) days following the date of issuance of such audit an amount equal to the difference between the costs to be funded from the Project Account (as defined in the Credit Agreement) and the actual amount expended for the items to be funded from the Project Account (as defined in the Credit Agreement) as determined by the audit. Any amounts so reimbursed to the Company by the Guarantors shall be a Completion Loan under this Agreement.

                           (d) TERMINATION OF COVENANTS. All covenants set forth
in this Section 7 shall terminate only upon the satisfaction in full of all of the Obligations, and the satisfaction and release of all of the Completion Guarantees.

                  8. Default

                           (a) EVENTS OF DEFAULT. It shall be a default (a
"Default") under this Agreement, if any one or more of the following events occur:

                                    (i) failure of the Company to make payment
of any principal or interest on any Completion Loan or any costs and expenses pursuant to Section 20(m) hereof within ten (10) Business Days following notice to the Company that such payments are due and payable in accordance with the terms of this Agreement and the Completion Guarantor Subordination Agreements;

                                    (ii) a breach by the Company of any other
material obligation pursuant to any of the Completion Loan Documents following notice of such breach to the Company and failure of the Company to cure such breach within a period of thirty (30) days following such notice;

                                    (iii) acceleration of any of the Prior Debt
with an aggregate principal amount in excess of $50,000,000 following notice to the Company of such acceleration and failure of the Company to cure such acceleration within a period of thirty (30) days following such notice, other than any such acceleration resulting from the failure of the Guarantors to perform the Completion Guarantees;

                                    (iv) commencement of any case or proceeding
seeking liquidation, reorganization or other relief with respect to the Company or its Debt under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or, seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of the Company or the property of the Company, which, in the case of an involuntary proceeding only, is not dismissed within ninety (90) days after its commencement, or if the Company shall consent to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of its creditors, or shall take any corporate action to authorize any of the foregoing;

                                    (v) the liquidation, sale or dissolution of
the Company; or

                                    (vi) the termination of the Management
Agreement or removal of the Manager as the manager of the Casino (other than as a result of a voluntary termination by the Manager or a default by the Manager thereunder or the termination of the Management Agreement by the Company prior to the occurrence of a Flip Event (as defined in the Restated Certificate of Incorporation of JCC Holding Company as of the date hereof) or after the occurrence of a Cure Event (as defined in the Restated Certificate of Incorporation of JCC Holding Company as of the date hereof) in respect of any uncured Flip Events;

provided that notwithstanding the occurrence of a Default, HET and HOCI (and their successors and assigns) shall forbear from exercising (and shall not be permitted to exercise) any remedies hereunder if any Prior Debt is then outstanding.

                           (b) ACTS OR OMISSIONS OF HET AND MANAGER. No act or
omission of HET or any subsidiary of HET as a shareholder of the Manager or of the Company's sole member, JCC Holding Company, and no damage caused by the Guarantors in the exercise of rights granted by the Entry Agreement or pursuant to Section 14(b) hereof shall in any way delay, postpone, restrain or otherwise interfere with the exercise by the Guarantors of any of their remedies hereunder or under the other Completion Loan Documents; provided, however, that nothing contained herein shall limit the liability of the Manager under the Management Agreement or the Guarantors under Section 5 hereof.

                  9. Remedies

                           (a) Upon the occurrence and during the continuance of
a Default, the Guarantors shall have the right immediately to declare due and owing any or all of the Obligations with notice to the Company, but without demand to the Company; provided that so long as any Prior Debt is outstanding, HET and HOCI may not declare the Obligations immediately due and owing until such outstanding Prior Debt has also been declared immediately due and owing. Except as otherwise limited by the terms of this Agreement or the Completion Guarantor Subordination Agreements, the Guarantors shall have all other rights and remedies available at law or equity, under this Agreement or under any other agreements entered into by the Guarantors or any of their Affiliates, and each such agreement and rights and remedies may be enforced separately and independently.

                           (b) Interest on any Obligations not paid when due
hereunder shall accrue at the Default Rate, provided that no interest or other payments pursuant to this Agreement shall be due or payable (and the Default Rate shall not apply) so long as JCC is prohibited from making payments by the terms of this Agreement or the Completion Guarantor Subordination Agreements.

                  10. OBLIGATIONS ABSOLUTE. All Obligations, unless otherwise specifically provided herein, are unconditional, irrevocable and continuing until paid and performed in full, and shall be paid and performed in strict accordance with the terms of this Agreement under all circumstances, including without limitation, the following:

                           (a) any lack of validity or enforceability of any of
the Completion Guarantees;

                           (b) other than with respect to liquidated, final
non-appealable judgments against the Guarantors for damages payable under
Section 5 hereof, the existence of any claim, set-off, defense or other right that the Company or any party hereto may have at any time against any Guarantor, or any Affiliate of any Guarantor, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; and

                           (c) any forgery, fraud, misrepresentation or
insufficiency or breach of representation or warranty, in any respect, of any Person, other than forgery or fraud of either Guarantor in connection with this Agreement.

                  11. PURCHASE OF BANK NOTES. The Company recognizes that the Guarantors may succeed to the rights and remedies of the Lenders at any time before foreclosure with respect to the Bank Debt, and all documents related thereto and security therefor, including without limitation the Credit Agreement, mortgage and other security agreements, instruments and documents encumbering the Casino or evidencing or securing payment of the Bank Debt (and any rights or property used in connection therewith relating thereto or arising therefrom, and the proceeds thereof).

                  12. RIGHTS OF THE GUARANTORS. Subject to the terms and conditions of this Agreement, the Guarantors may, at any time and from time to time, without consent of the Company, and without incurring responsibility to the Company, and without impairing or releasing the obligations of the Company, exercise or refrain from exercising any rights against the Company or any other collateral or guarantee which may secure the Obligations or otherwise act or refrain from acting (or consent to any such action or inaction).

                  13. COMPLETION GUARANTEE PROTECTIONS. Recognizing that the Guarantors will be assuming significant risk in issuing the Completion Guarantees, the Company agrees that,

                           (a) the general contract for construction of the
Casino and related contract documents referred to herein shall be in a form approved in writing by the Guarantors, and

                           (b) the Guarantors, on behalf of the Company, may
take any actions necessary to cause the opening of the Casino to occur in accordance with the terms of the Completion Guarantees, including, without limitation, to pursue any necessary regulatory approvals from the LGCB or any other state regulatory authorities necessary for opening the Casino.

                  14. Waivers; Modifications

                           (a) WAIVERS GENERALLY. No failure or delay on the
part of the Guarantors to insist on strict performance in exercising any privilege, right or remedy shall operate as a waiver thereof or a waiver of any term, provision or condition hereof, nor shall any single or partial exercise of any privilege, right or remedy preclude any other or further exercise thereof or the exercise of any other privilege, right or remedy.

                           (b) NO CONTINUING WAIVERS. A waiver in one or more
instances of any of the terms, covenants, conditions or provisions hereof shall apply to the particular instance or instances and at the particular time or times only, and no such waiver shall be deemed a continuing waiver, but all of the terms, covenants, conditions and other provisions of this Agreement shall survive and continue to remain in full force and effect; and no waiver shall be effective unless in writing, dated and signed by the Guarantors.

                           (c) MODIFICATIONS. No change, amendment,
modification, cancellation or discharge hereof, or any part hereof, shall be valid unless in writing, dated and signed by the party against whom such change, amendment, modification, cancellation or discharge is sought to be charged.

                  15. LENDER REDEMPTION. If the holder of a Completion Loan (the "Holder") is required to qualify or be found suitable under any applicable gaming law, regulation, rule or order and does not so qualify or otherwise does not meet the suitability standards pursuant to any applicable gaming law, regulation, rule or order, the Holder shall and hereby agrees to sell the Completion Loan to a suitable holder or holders (the "Substitute Holder") that assume(s) and accept(s) the rights and obligations of the Holder hereunder and under the Completion Guarantor Subordination Agreements. If the Holder fails to sell the Completion Loan to a Substitute Holder within thirty (30) days of being determined unsuitable or unqualified, or such lesser period of time as specified by any applicable gaming law, regulation, rule or order, the Company may designate a Substitute Holder within an additional thirty (30) day period, or such lesser period of time as specified by any applicable gaming law, regulation, rule or order, or may at its election upon written notice to the Holder, subject to all restrictions of any applicable gaming law, regulation, rule or order, immediately redeem the Holder's Completion Loan by payment of all principal, interest and other amounts due with respect to such Completion Loan. To the extent and for so long as required by any applicable gaming law, regulation, rule or order, the Holder agrees that upon the Holder being determined unsuitable or unqualified, the redemption of the Holder's Completion Loan and all payments to and rights of such Holder shall be subject to all restrictions of any applicable gaming law, regulation, rule or order.

                  16. NO RIGHT OF OFFSET. Other than with respect to liquidated, final non-appealable judgments against the Guarantors for damages payable under
Section 5 hereof, no offset or claim that the Company or any shareholder of the Company now or may in the future have against the Guarantors, any of their Affiliates or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction, shall relieve the Company from paying any amounts owing hereunder.

                  17. INDEMNIFICATION. The Company hereby indemnifies and agrees to defend the Indemnified Parties and to hold each of them harmless from any cost, expense, liability, loss, or damage, including, without limitation, reasonable attorneys' fees, incurred by any of them as a result of their exercise of any rights or remedies under any of the Completion Loan Documents, and from any and all claims and demands whatsoever that may be asserted against the Indemnified Parties, or any of them, by reason of any alleged obligations or undertakings on their part to perform the Entry Agreement or any of the contracts or other property assigned to the Guarantors pursuant to the Assignment of Contracts or exercise their rights pursuant to Section 13(b) hereof; provided that the Guarantors shall not be indemnified for their bad faith or willful misconduct or any damages for which the Guarantors are determined by a liquidated, final non-appealable judgment to be liable pursuant to Section 5 hereof.

                  18. GAMING REGULATIONS. This Agreement and any remedies contemplated hereby, are and shall remain subject to the Louisiana Economic Development and Gaming Corporation Act, La.R.S. 27:1 et seq., La.R.S. 27:201 et seq. and the rules and regulations thereunder (collectively, as may be amended from time to time the "Louisiana Gaming Regulations"), and the exercise of remedies hereunder will be subject to the Louisiana Gaming Regulations.

                  19. Miscellaneous.

                           (a) ENTIRE AGREEMENT. This Agreement represents the
entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and all prior agreements, understandings, representations and warranties in regard to the subject matter hereof, including, without limitation, the Prior Completion Loan Agreement, are and have been merged herein and are superseded hereby.

                           (b) GOVERNING LAW. This Agreement and the rights of
the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of New York without application of conflict of laws principles.

                           (c) NOTICES. The address of the Company, the
Guarantors, the Trustee, and the Administrative Agent under and as defined in the Credit Agreement shall for all purposes be as set forth below unless otherwise changed by the applicable party hereto by notice to the others as provided herein.


Company:                              Jazz Casino Company, L.L.C.
                                      512 South Peters Street
                                      New Orleans, Louisiana 70130
                                      Phone:  (504) 533-6538
                                      Fax:  (504) 533-6100

                                      Attn:  President

HOCI and HET:                         Harrah's Operating Company, Inc.
                                      Harrah's Entertainment, Inc.
                                      1023 Cherry Road
                                      Memphis, Tennessee 38117
                                      Phone:  (901) 762-8724
                                      Fax:  (901) 537-3037

                                      Attn:  General Counsel

                                      with a copy to the Corporate Secretary at the same address

Trustee:                              Norwest Bank Minnesota, N.A.
                                      Norwest Center
                                      6th and Marquette
                                      Minneapolis, Minnesota 55479-0069
                                      Phone:  (612) 667-3777
                                      Fax: (612) 667-9825

                                      Attn: Lon LeClair - Corporate Trust
                                      Department

Administrative Agent:                 Bankers Trust Company
                                      One Bankers Trust Plaza
                                      130 Liberty Street
                                      New York, NY 10006
                                      Phone:  (212) 250-4169
                                      Fax: (212) 250-5115

                                      Attn:  Mary Kay Coyle

All notices or other communications required or permitted to be given pursuant to the provisions of this Agreement shall be in writing and shall be considered as properly given if mailed by certified United States mail, postage prepaid, with return receipt requested, by overnight courier service, or by facsimile transmission with reception confirmed. Notices hereunder in any manner shall be effective only if and when received by the addressee. Certified mail receipt or express courier receipt at the above addresses shall establish receipt for purposes of notices under this Agreement. Either the Company, the Trustee, the Administrative Agent or the Guarantors may from time to time, by notice in writing served upon the others as aforesaid, designate a different mailing address or facsimile number to which, or a different person to whose attention, all such notices or demands are thereafter to be sent.

                           (d) SUCCESSORS AND ASSIGNS. Other than the
Guarantors, no party hereto shall assign its rights or obligations under this Agreement without the prior written consent of the remaining parties hereto; and none of HET, HOCI or any of their successors and assigns shall assign any of its rights or obligations under this Agreement unless the respective assignee agrees in writing to be bound by the terms of the Completion Guaranator Subordination Agreements. Subject to the foregoing, this Agreement (which shall at all times be subject to the terms of the Completion

Guarantor Subordination Agreements) shall be binding upon and inure to the benefit of the parties hereto, their successors, assigns, heirs, legal representatives, executors and administrators.

                           (e) GRAMMATICAL CHANGES. Whenever from the context it
appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter gender as the circumstances require.

                           (f) CAPTIONS. Captions contained in this Agreement
are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

                           (g) SEVERABILITY. If any provision of this Agreement,
or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby; provided that the parties hereto shall attempt to reformulate such invalid provision to give effect to such portions thereof as may be valid without defeating the intent of such provision and the economic burdens and benefits of this Agreement are not impaired.

                           (h) COUNTERPARTS. This Agreement, or any amendment
hereto, may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, notwithstanding that all of the parties hereto are not signatories to the original or the same counterpart. In addition, this Agreement, or any amendment hereto, may contain more than one counterpart of the signature pages, and this Agreement, or any amendment hereto, may be executed by the affixing of the signatures of each of the parties hereto to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

                           (i) NO THIRD PARTY RIGHTS. This Agreement is for the
sole and exclusive benefit of the parties hereto designated herein and no other Person shall under any circumstances be deemed to be a beneficiary of any of the rights, remedies, terms and provisions of this Agreement.

                           (j) VOLUNTARY AGREEMENT. Each party hereto has
entered into this Agreement freely and voluntarily, without coercion, duress, distress, or undue influence by any other Persons or their respective shareholders, directors, officers, partners, agents or employees.

                           (k) ADVICE FROM COUNSEL. Each party hereto
understands that this Agreement may affect legal rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice in connection with the negotiation and execution of this Agreement and is satisfied with its legal counsel and the advice received from it.

                           (l) JUDICIAL INTERPRETATION. Should any provision of
this Agreement require judicial interpretation or construction, there shall be no presumption that the terms hereof shall be more strictly construed or interpreted against any party hereto by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the same.

                           (m) ATTORNEYS' FEES. If any party hereto brings any
judicial action or proceeding to enforce its rights under this Agreement, the prevailing party shall be entitled, in addition to any other remedy, to recover from the others, regardless of whether such action or proceeding is prosecuted to judgment, all costs and expenses, including without limitation reasonable attorneys' fees, incurred therein by the prevailing party.

                           (n) PERMITTED ACTIONS. Each of the parties hereto
acknowledges and agrees that the Guarantors may take any separate action or actions to the extent permitted under this Agreement as it shall determine in its sole discretion to be in its own best interest.

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective as of the day and year first above written.

                                    JAZZ CASINO COMPANY, L.L.C., a Louisiana limited liability company,

                                    By /s/ Frederick W. Burford
                                      ----------------------------------------
                                    Name:  Frederick W. Burford
                                         -------------------------------------
                                    Title:  President
                                          ------------------------------------

                                    HARRAH'S OPERATING COMPANY, INC., a
                                    Delaware corporation

                                    By /s/ George W. Loveland II
                                      ----------------------------------------
                                    Name:  George W. Loveland II
                                         -------------------------------------
                                    Title: V. P.
                                          ------------------------------------

                                    HARRAH'S ENTERTAINMENT, INC., a Delaware corporation

                                    By /s/  George W. Loveland II
                                      ----------------------------------------
                                    Name:   George W. Loveland II
                                         -------------------------------------
                                    Title: V. P.
                                          ------------------------------------


AS TO THE PROVISIONS OF
SECTIONS 2(c)(iii) and (iv) ONLY:

Agreed and accepted  Oct 30, 1998
by:                  -------

BANKERS TRUST COMPANY, as
Administrative Agent for Lenders

By:  /s/ Gregory P. Sheerin
   -----------------------------
Name: Gregory P. Sheerin
     ---------------------------
Title:  VICE PRESIDENT
      --------------------------




                                 SIGNATURE PAGE
                                       TO
                            COMPLETION LOAN AGREEMENT

                                    EXHIBIT A

              FORM OF ASSIGNMENT OF CONTRACTS AND ANCILLARY RIGHTS

                                    EXHIBIT B

                    FORMS OF CONSENT AND ATTORNMENT AGREEMENT

                                    EXHIBIT C

                                 ENTRY AGREEMENT







                                       C-1